Exhibit 21.1

Subsidiaries of TCW Direct Lending VIII LLC

Name	Jurisdiction
TCW DL VIII Financing LLC	Delaware
TCW DL HDR LLC	Delaware
TCW DL CL LLC	Delaware
TCW Specialty Lending LLC	Delaware